Exhibit 10.34

ASSIGNMENT AGREEMENT

This Assignment is by and among International Media Acquisition Group, LLC, ("IMAG") a Delaware corporation, and______________. ("Assignee"), made effective as of the 9th day of July, 2003.

Recitals

 WHEREAS:

1. IMAG is a 100% owned subsidiary of InternetStudios, Inc. ("ISTO")

2. IMAG has entered into a Letter of Intent ("LOI") to acquire one hundred percent (100%) of the membership interests of RKO Pictures LLC ("RKO").

3. Under the terms of the LOI, IMAG is obligated to make certain overhead payments of RKO in the amounts of $125,000 (the "1st Overhead Payment") and $250,000 (the "2nd Overhead Payment"), and is required to pay an additional $250,000 (the "Extension Payment") in order to extend the LOI for an 30 days. These Overhead Payments are classified as Loans to RKO secured by Promissory Notes bearing interest at U.S. prime.

4. IMAG has made the 1st Overhead Payment and 2nd Overhead Payments and has received an executed Promissory Notes. Upon payment of the Extension Payment, RKO will deliver an additional Promissory Note (the Extension Promissory Note).

5. Assignee has agreed to loan IMAG sufficient funds to make the Extension Payment (the "Assignee Loan").

6. In consideration of this Loan, IMAG wishes to assign all of its rights, title and interests in the Promissory Notes

Assignment

A. This Assignment is effective immediately upon receipt by IMAG of the Assignee Loan.

B. Once effective, by this Assignment, for good and valuable consideration, IMAG assigns to Assignee all of its interests, rights, and title in and to the Extension Promissory Note. The parties agree that this assignment is unconditional and without recourse.

C. Assignees agrees to assign the Promissory Notes back to IMAG upon repayment of the Assignees Loan.

Dated: July 9, 2003

International Media Acquisition Group, LLC:

/s/ Mark Rutledge

Lender

/s/ Geoff Crosby